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                                                                       EXHIBIT 4

                         [THE SPORTS CLUB COMPANY LOGO]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                   CONTACT: JOHN M. GIBBONS
                                                 PRESIDENT AND
                                                 CHIEF OPERATING OFFICER
                                                 THE SPORTS CLUB COMPANY, INC.
                                                 (310) 479-5200


                   THE SPORTS CLUB COMPANY TO ACQUIRE PROPERTY
                    AND DEVELOP A SPORTS AND FITNESS COMPLEX
                                IN HOUSTON, TEXAS


LOS ANGELES, CA (April 17, 1998) -- The Sports Club Company, Inc. (AMEX: SCY) today announced that it has signed an agreement to acquire real property in Houston, Texas on which it and will develop a full-service sports and fitness complex. The new Sports Club will be a two story, 85,000 square foot facility located in the Greenway Plaza and Galleria market area.

"The city of Houston provides the right member profile for an upscale full-service fitness facility and we have been looking for the right location there for over three years," said D. Michael Talla, Chairman and Chief Executive Officer.

The new facility will offer a wide variety of fitness activities including basketball, volleyball, aerobics, and weight training using state-of-the-art equipment and sport specific training programs. The Club will also offer such amenities as executive lockers, spa, childcare, hair salon, a restaurant and a cardiovascular center. The complex is scheduled to open during the third quarter of 1999.

The Sports Club Company operates upscale health and fitness clubs throughout the country. In addition to The Sports Club/LA and its sister clubs Reebok Sports Club/NY, The Sports Club/Las Vegas and The Sports Club/Irvine, the Company operates ten Spectrum Clubs. The Company is currently developing Sports Clubs in Boston, San Francisco, New York and Washington, D.C. and two Spectrum Clubs in Southern California.

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